CALIFORNIA ENERGY COMPANY, INC.

                   RESTRICTED STOCK EXCHANGE AGREEMENT

           THIS AGREEMENT is entered into as of the 29th day of November, 1995, between California Energy Company, Inc. (the "Company") and David L. Sokol ("Recipient").

                          W I T N E S S E T H:

           WHEREAS, the Company regards Recipient as a valuable contributor to the Company, and has determined that it would be in the interest of the Company and its shareholders to exchange options (the "Options," as described more fully in Section 8 hereof) held by Recipient to acquire 500,000 shares of common stock of the Company, $0.0675 par value ("Common Stock"), for shares of Stock (as hereinafter defined) as a reward for past efforts and an incentive for continued service with the Company and for increased achievements in the future by the Recipient;

           NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties to this Agreement hereby agree as follows:

           1. Options/Restricted Stock Exchange. Contemporaneously with the execution of this Agreement, Recipient will surrender the Options to the Company and the Company will issue to Recipient 500,000 shares of Common Stock of the Company, $0.0675 par value (the "Stock"). Stock Certificates evidencing the Stock will be restricted as to transfer by the Company, by means of a restrictive legend and standing instructions to the Company's Stock Transfer Agent, for the period during which such shares of the Stock constitute Restricted Stock pursuant to the terms of Sections 2 and 3, hereof. All shares of Stock issued hereunder shall be deemed issued to Recipient as fully paid and nonassessable shares, and Recipient shall have all rights of a stockholder with respect thereto, including the right to vote, receive dividends (including stock dividends), participate in stock splits or other recapitalizations, and tender or exchange such shares in a tender or exchange offer, merger, consolidation or other reorganization. The Company shall pay any applicable stock transfer taxes in connection with the Stock issued hereunder. The term "Stock" refers not only to the Stock granted hereunder, but also to all securities received in replacement of the Stock, as a stock dividend or as a result of any stock split, recapitalization, merger, reorganization, exchange or the like, and all other new, substituted or additional securities or other properties to which Recipient is entitled by reason of Recipient's ownership of the Stock.

           2. Restrictions. No shares of Stock issued to the Recipient hereunder shall be sold, transferred by gift, hypothecated, or otherwise transferred or disposed of by the Recipient prior to the date when the Recipient shall become vested in such shares of Stock pursuant to Section 3, hereof, and any unvested shares of Stock shall constitute "Restricted Stock" for purposes of this Agreement until their vesting. If (i) Recipient voluntarily terminates employment with the Company (under the circumstances described in Section 7(a)(i) of the Amended and Restated Employment Agreement entered into as of August 21, 1995, by and between Company and Recipient (the "Employment Agreement")), or (ii) Recipient's employment with the Company is terminated for Cause (as defined in the Employment Agreement) at a time when the Recipient holds any Restricted Stock, such Restricted Stock shall be deemed reconveyed to the Company without payment of any consideration by the Company, and Company shall thereafter be the legal and beneficial owner of the Restricted Stock and shall have all rights and interest in or related thereto without further action by Recipient. Any attempt to transfer Stock in violation of this Section 2 shall be null and void and shall be disregarded by the Company.

           3. Vesting. For purposes of this Agreement, the term "vest" shall mean with respect to any share of the Stock that such share is no longer subject to the restrictions on transfer set forth in Section 2 and that such share is released from the reconveyance provision of that Section. If Recipient would become vested in any fraction of a share of Stock on any date, such fractional share shall not vest and shall remain Restricted Stock until the Recipient becomes vested in the entire share. The Stock subject to this Agreement shall vest:

                 (a) As to 25% of the number of shares covered by this Agreement, or 125,000 shares, contemporaneously with the execution of this Agreement;

                 (b) As to the remaining 75% of the number of shares covered by this Agreement, or 375,000 shares, beginning with the last day of the month of December, 1995 and continuing with the las day of each month thereafter, ratably (that is, 1/60 of such shares, or 6,250 shares, shall vest each month) over the 60-month period following the execution of this Agreement, until all shares covered by this Agreement have become vested.

                 (c) Notwithstanding the foregoing, all Restricted Stock granted under this Agreement shall be fully vested, nonforfeitable and not subject to restriction or reconveyance in the event of:

                      (i) a termination of the Recipient's employment by the Company without Cause (as defined in the Employment Agreement).

                      (ii) the Permanent Disability (as defined in the Employment Agreement) or death of the Recipient.

                      (iii) a Change in Control. For purposes of this Agreement, a Change in Control means (i) the dissolution of the Company, (ii) the merger or consolidation of the Company where the Company is not the surviving corporation, (iii) the sale of all or substantially all of the Company's assets, or (iv) a change in control of more than fifty percent of the outstanding voting shares of all classes of stock of the Company after the date of this Agreement in one or a related series of transactions. To the extent that any acceleration of vesting that occurs pursuant to this clause
(iii) results in the recognition of an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), that also results in excise taxes payable by Recipient under Section 4999 of the Code, the Company shall pay to Recipient an amount equal to such excise taxes together with a related gross-up payment, so that, after taking into account additional taxes (including, without limitation, excise taxes) payable by Recipient as a result of the receipt of the total payments provided for by this sentence, the net amount received by Recipient pursuant to this sentence will be sufficient to pay the total amount of excise taxes payable by Recipient under Section 4999 of the Code.

           4. Withholding of Taxes. Recipient shall provide the Company with a copy of any timely election made pursuant to Section 83(b) of the Code or similar provision of state or local law (collectively, and "83(b) Election"). If Recipient makes a timely 83(b) Election, Recipient shall immediately pay the Company (or the Affiliate that employs Recipient) the amount necessary to satisfy any applicable federal, state, and local income tax withholding requirements. If Recipient does not make a timely 83(b) Election, Recipient shall, either at the time that the restrictions lapse under this Agreement, at the end of the Section 16(b) period referred to in
Section 83(c)(3) of the Code or at the time withholding is otherwise required by any applicable law, pay the Company (or the Affiliate that employs Recipient) the amount necessary to satisfy any applicable federal, state, and local income tax withholding requirements.

           5. Additional Securities. Any securities received as the result of ownership of Restricted Stock (hereinafter called "Additional Securities"), including, but not by way of limitation, warrants, options and securities received as a stock dividend or stock split, or as a result of a recapitalization or reorganization, shall be restricted by the Company in the same manner and subject to the same conditions as the Restricted Stock with respect to which they were issued. Recipient shall be entitled to direct the Company to exercise any warrant or option received as Additional Securities upon meeting the conditions necessary to do so, in which event the securities so purchased shall constitute Additional Securities. If Additional Securities consist of a convertible security, Recipient may exercise any conversion right, and any securities so acquired shall constitute Additional Securities. Additional Securities shall be subject to the provisions of Sections 2 and 3, above, in the same manner as the Restricted Stock to which they relate and Additional Securities shall no longer be subject to the restrictions set forth in Section 2 when the shares of Restricted Stock to which they relate becomes vested hereunder.

           6.    Legends; Stop Transfer.

                 (a) All certificates for shares of the Restricted Stock shall bear the following legend:

      THE SHARES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THAT CERTAIN RESTRICTED STOCK EXCHANGE AGREEMENT BETWEEN THE COMPANY AND DAVID L. SOKOL, DATED AS OF ________, 1995. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH SUCH AGREEMENT, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

                 (b) The Company shall issue appropriate stop transfer instructions to its Stock Transfer Agent regarding Restricted Stock and shall automatically issue instructions to remove the restrictive legend for shares of Stock which become vested hereunder, without any further action by Recipient.

                 (c) The certificates for shares of the Stock shall also bear any legend required by any applicable state securities law.


           7. NO EFFECT ON TERMS OF EMPLOYMENT. THIS AGREEMENT SHALL NOT AMEND RECIPIENT'S EMPLOYMENT CONTRACT IN ANY MANNER OR OTHERWISE HAVE ANY EFFECT ON RECIPIENT'S TERMS OF EMPLOYMENT.

           8.    Surrender of Options and Related Matters.  As provided in
Section 1 hereof, contemporaneous with the execution of this Agreement, Recipient will surrender the Options, as described below, to the Company. The Options were granted pursuant to that certain Non-Qualified Stock Option Agreement of Grant No. 211, executed as of December 9, 1993, by the Company and Recipient, and entered into pursuant to the Company's Amended and Restated 1986 Stock Option Plan (the "Option Agreement"), which covered options to acquire 750,000 shares of the Company's Common Stock at an option exercise price of $19 per share, subject to certain vesting provisions. Options to acquire a total of 500,000 shares shall be surrendered. Options surrendered first shall consist of unvested options and second shall consist of the most recently vested options, but shall consist of vested options only to the extent necessary to cause the total options surrendered to equal 500,000.
Upon the surrender of the Options, the Option Agreement shall continue in full force and effect as to the options not surrendered. [ ]

           9. Distributions. The Company shall disburse to Recipient all dividends, interest and other distributions paid or made in cash or property with respect to Stock and Additional Securities, less any applicable federal or state withholding obligations (except as provided in Sections 3 and 12 hereof), free and clear of any restrictions or encumbrances hereunder, except that Additional Securities paid as distributions shall be subject to restrictions hereunder as specified in Section 5 above.

           10. Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

           11. Notice. Any notice or other document required to be given or sent pursuant to the terms of this Agreement shall be sufficiently given or served hereunder to any party when transmitted by registered or certified mail, postage prepaid, addressed to the party to be served as follows:

                 Company:   California Energy Company, Inc.
                            302 South 36th Street, Suite 400
                            Omaha, NE 68131
                            Attention: General Counsel

                 Recipient: At Recipient's address as it appears under
                            Recipient's signature to this Agreement, or to such other address as Recipient may specify in writing to the Company

Any party may designate another address for receipt of notices so long as notice is given in accordance with this Section.

           12. Costs. All costs, obligations and expenses incurred or to be incurred (including, without limitation, the Medicare portion of employment taxes) in connection with this Agreement, the exchange provided for in Section 1 and the Stock (except solely for the personal income tax obligations of Recipient set forth in Section 4 above) shall be the obligation of, and shall be paid by, the Company, and the Company shall pay all applicable gross-ups to preserve the intended economic benefit to Recipient under this Agreement.

           13. Nebraska Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Nebraska.

           IN WITNESS WHEREOF, the parties hereto have duly executed this Restricted Stock Exchange Agreement as of the date first above written.

CALIFORNIA ENERGY COMPANY, INC.

                   By:        /s/ Steven A. McArthur
                            Steven A. McArthur
                Title:       Senior Vice President

DAVID L. SOKOL

                   By:       /s/ David L. Sokol
                            David L. Sokol

                            c/o California Energy Company
                            302 South 36th Street, Suite 400
                            Omaha, NE  68131